EXHIBIT 1.2


                          CERTIFICATE OF INCORPORATION

                                       OF

                          FIXED INCOME SECURITIES, INC.

                                  ARTICLE FIRST

     Name.  The name of the Corporation is:

                          FIXED INCOME SECURITIES, INC.

                                 ARTICLE SECOND

     Registered Agent and Office. The registered agent of the Corporation in the State of Delaware is Corporation Service Company. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.

                                  ARTICLE THIRD

     Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE FOURTH

     Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) shares, of which Three Million (3,000,000) shares shall be designated as Preferred Stock, $.01 par value (hereinafter sometimes referred to as "Preferred Stock"), and Twenty Seven Million (27,000,000) shares shall be designated as Common Stock, $.01 par value (hereinafter sometimes referred to as "Common Stock"), of which Two Million (2,000,000) shares shall be designated as Class A Common Stock (the "Class A Common"), Seven Million (7,000,000) shares shall be designated as Class B Common Stock (the "Class B Common"), Four Million (4,000,000) shares shall be designated as Class C Common Stock (the "Class C Common"), and Fourteen Million (14,000,000) shares shall be designated as Class D Common Stock (the "Class D Common").

                                     PART I

                                 PREFERRED STOCK

     Preferred Stock. The board of directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issuance of Preferred Stock in one or more series, to fix the number of shares in each such series and to fix the designations, powers,




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preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of each such series (which may differ with respect to each such series). Without limiting the foregoing, the board of directors is authorized to fix with respect to each such series:

         (a) The number of shares constituting the series and the distinctive designation of the series;

         (b) The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

         (c) Whether the shares of the series are redeemable and, if redeemable, whether such shares shall be redeemable for cash, property or rights, or any combination thereof, and the times during which such shares shall be redeemable and the amount per share payable in case of redemption, which amount may, but need not, vary according to the time and circumstances of such action;

         (d) The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding-up of the Corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

         (e) Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by the Corporation of the shares of the series;

         (f) The right, if any, to exchange or convert shares of the series into shares of any other series or class of stock of the Corporation and the rate or basis, time, manner and condition of exchange or conversion;

         (g) The voting rights, if any, to which the holders of shares of the series shall be entitled; and

         (h) Any other term, condition or provision with respect to the series as the board of directors may deem advisable and as shall not be inconsistent with the provisions of this Article Fourth or applicable law.

                                     PART II

                                  COMMON STOCK

   (a) Dividends. Subject to any rights to receive dividends to which the holders of any outstanding Preferred Stock may be entitled, the holders of the Common Stock shall be entitled to receive dividends, if and when declared payable from time to time by the board of directors,


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from any funds legally available therefor; provided, however, that no dividend shall be declared or paid on or respecting shares of any class of Common Stock which is not also declared and paid on or respecting shares of all other classes of Common Stock.

   (b) Liquidation. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any outstanding Preferred Stock shall be entitled, the holders of the Common Stock shall be entitled to share in the remaining assets of the Corporation as follows:

         (i) first, to the holders of Class A Common and Class C Common pro rata in an amount equal to each such holder's Unreturned Capital Contribution;

        (ii) next, to the holders of Class B Common and Class D Common pro rata in an amount equal to each such holder's Unreturned Capital Contribution; and

       (iii) thereafter, to the stockholders of the Corporation pro rata in accordance with the number of shares of Common Stock which they hold.

    As used herein, "Unreturned Capital Contribution" shall mean, as to each stockholder of the Corporation, (x) the sum of the aggregate capital contributions made by such stockholder to Fixed Income Securities, L.P., a Texas limited partnership which was converted into the Corporation ("FIS L.P."), plus the aggregate capital contributions made by such stockholder to the Corporation, reduced by (y) the sum of the aggregate distributions to such stockholder from FIS L.P. plus the aggregate dividends to such stockholder from the Corporation.

   (c) Voting. The holders of Class A Common and Class D Common shall be entitled to one vote per share on each matter submitted to a vote of the stockholders of the Corporation. Except as otherwise required by applicable law, the holders of Class B Common shall not be entitled to vote on any matters submitted to a vote of the stockholders of the Corporation. Except as specifically provided in Part III below or as required by applicable law, the holders of the Class C Common shall not be entitled to vote on any matters submitted to a vote of the stockholders of the Corporation.

                                    PART III

                        SPECIAL RIGHTS OF CLASS C COMMON

   (a) Special Voting Rights of Class C Common. At any time when any shares of Class C Common are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote or consent required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Class C
Common:


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         (i)   amend, alter or repeal any provision of this Certificate of
     Incorporation or the Bylaws in a manner that adversely affects the powers, preferences or rights of Class C Common;

        (ii) except as provided in clause (iii) below, create, or authorize the creation of, or issue or obligate itself to issue, any Preferred Stock or new class of Common Stock unless the same ranks junior to Class C Common with respect to dividends or the distribution of assets on the liquidation, dissolution or winding-up of the Corporation;

       (iii) create, or authorize the creation of, or issue or obligate itself to issue, any Preferred Stock or new class of Common Stock that has any rights or preferences that are senior or superior to the rights and preferences of Class C Common unless the rights and preferences of Class C Common are amended or modified, effective upon the issuance of such Preferred Stock or new class of Common Stock, to incorporate such senior or superior rights or preferences;

        (iv) purchase or redeem (or permit any subsidiary to purchase or redeem) any Preferred Stock or Common Stock, other than repurchases, of shares of Class B Common in accordance with the terms and provisions of the Fixed Income Securities Amended and Restated 2005 Ownership Option Plan (the "Option Plan"); or

         (v) issue or obligate itself to issue any additional shares of Class C Common Stock other than upon exercise of the Warrant (as hereinafter defined) or the issuance of Class C Common Stock pursuant to Section 6 of the Subscription Agreement (as hereinafter defined), as amended.

   (b) Conversion of Class C Common. The holders of Class C Common shall have the right to convert their shares of Class C Common into shares of Class D Common as follows (the "Conversion Rights"):

         (i) Each share of Class C Common shall be convertible, at the option of the holder thereof, at any time and from time to time before the earlier to occur of March 15, 2009, or the termination of that certain Distribution Agreement dated as of March 15, 2006, as amended, by and between Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Fixed Income Securities, L.P. (the "Distribution Agreement"), and without the payment of additional consideration by the holder thereof, into such number of shares of Class D Common as is determined by dividing $3.76 by the Class C Conversion Price (as defined below) in effect at the time of conversion. Such conversion shall be effective on such date as is specified in a written notice delivered to the Corporation by the holder of Class C Shares who has elected to convert, which date shall be no sooner than 185 days after the date such conversion notice is delivered to the Corporation. Such written notice may be delivered prior to the Conversion Date. The "Class C Conversion Price" shall initially be equal to $3.76. Such initial Class C Conversion Price, and the rate at which shares of Class C Common may be converted into shares of Class D Common, shall be subject to adjustment as provided in paragraph (c) below.


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        (ii)   In the event of a liquidation, dissolution or winding-up of the
     Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on such event to the holders of Class C Common.

       (iii) No fractional shares of Class D Common shall be issued upon conversion of Class C Common. In lieu of any fractional share to which a holder of Class C Common would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class D Common as determined in good faith by the board of directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Class C Common the holder thereof owns at the time converting into Class D Common and the aggregate number of shares of Class D Common issuable upon such conversion.

        (iv) In order for a holder of Class C Common to convert shares of Class C Common into shares of Class D Common, such holder shall give the Corporation written notice at the principal office of the Corporation that such holder so elects to convert such shares. The close of business on the date of receipt by the Corporation of such notice shall be the time of conversion (the "Conversion Time"), and the shares of Class D Common issuable upon conversion of Class C Common shall be deemed to be outstanding of record as of such date. The Corporation shall deliver to such holder stock certificates representing the shares of Class D Common issuable upon such conversion against delivery by such holder to the Corporation of the stock certificates representing such converted Class C Common. The Corporation shall also deliver to such holder any cash in lieu of any fraction of a share of Class D Common otherwise issuable upon such conversion.

         (v) All shares of Class C Common that shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class D Common in exchange therefor and to receive cash in lieu of any fractional shares.

   (c) Adjustments to Class C Conversion Price. (i) For purposes of this paragraph (c), the following definitions shall apply:

          "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire shares of Common Stock or Convertible Securities.

          "Convertible Securities" shall mean any evidences of indebtedness, shares of Common Stock or other securities directly or indirectly convertible into or exchangeable for shares of Common Stock, but excluding Options.

          "Additional Shares" shall mean all shares of Common Stock issued (or, pursuant to paragraph (c)(ii), (iii) or (iv) below, deemed to be issued) by the Corporation after January 1, 2008, other than (A) shares of Common


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     Stock issued or issuable upon conversion or exchange of any Convertible
     Securities or exercise of any Options outstanding on January 1, 2008, or shares of Common Stock issued upon exercise of the Warrant and (B) the first 2,500,000 shares of Class B Common issued after January 1, 2008. As used herein the term "Warrant" shall have the same definition as that term has under the provisions of that certain Fixed Income Securities, Limited Partnership Subscription Agreement dated as of March 15, 2006, between Merrill Lynch and Fixed Income Securities, Limited Partnership as amended (the "Subscription Agreement").

  (ii) If the Corporation at any time or from time to time shall issue any Options or Convertible Securities (excluding Options or Convertible Securities that, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock that are specifically excepted from the definition of Additional Shares by paragraph (c)(i) above), then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares issued as of the time of such issue.

 (iii) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Class C Conversion Price pursuant to the terms of paragraph (c)(vii) below, are revised (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (A) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (B) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Class C Conversion Price computed upon the original issue of such Option or Convertible Security shall be readjusted to such Class C Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this paragraph (c)(iii) shall have the effect of increasing the Class C Conversion Price to an amount that exceeds the lower of (x) the Class C Conversion Price on the original adjustment date and (y) the Class C Conversion Price that would have resulted from any issuances of Additional Shares between the original adjustment date and such readjustment date.

  (iv) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock that are specifically excepted from the definition of Additional Shares by paragraph (c)(i) above), the issuance of which did not result in an adjustment to the Class C Conversion Price pursuant to the terms of paragraph (c)(vii) below (either because the consideration per share) (determined pursuant to paragraph (c)(viii) below) of the Additional Shares subject thereto was equal to or greater than the Class C Conversion Price then in effect, or because such Option or Convertible Security was issued on or before January 1, 2008) are revised after January 1, 2008 (either automatically pursuant to the provisions contained therein or as the result of an amendment to such terms), to provide for either (A) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of


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any such Option or Convertible Security or (B) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares subject thereto (determined in the manner provided in paragraph (c)(ii) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

   (v) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged (as applicable) Convertible Security that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Class C Conversion Price pursuant to the terms of paragraph (c)(vii) below, the Class C Conversion Price shall not be readjusted.

  (vi) No adjustment in the Class C Conversion Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange or Convertible Securities.

 (vii) In the event the Corporation shall at any time issue Additional Shares (including Additional Shares deemed to be issued pursuant to paragraph (c)(ii), (iii) or (iv) above), without consideration or for a consideration per share less than the Class C Conversion Price in effect immediately prior to such issue, then the Class C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Class C Conversion Price by a fraction (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock that the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares so issued would purchase at such Class C Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares so issued; provided that, (i) for the purpose of this paragraph (c)(vii), all shares of Common Stock issuable upon conversion or exchange of Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding Convertible Securities shall be determined without giving effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such Convertible Securities resulting from the issuance of Additional Shares that is the subject of this calculation.

(viii) For purposes of this paragraph (c), the consideration received by the Corporation for the issue of any Additional Shares shall be computed as follows:

         (A) Such consideration shall, insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest, and, insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation. In the event Additional Shares are issued together with other securities or other assets of the Corporation for consideration that covers both, such consideration shall be the proportion of such consideration so received, computed as provided in this clause (A), as determined in good faith by the Board of Directors of the Corporation.


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         (B)   The consideration per share of Common Stock received by the
     Corporation for Additional Shares deemed to have been issued pursuant to paragraph (c)(ii), (iii) or (iv) above, relating to Options and Convertible Securities, shall be determined by dividing

          (1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

          (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

  (ix) If the Corporation shall at any time or from time to time effect a subdivision of the outstanding shares of Common Stock, the Class C Conversion Price then in effect immediately before the subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Class C Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (c)(ix) shall become effective at the close of business on the date the subdivision or combination becomes effective.

   (d) Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the shares of Common Stock are converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraph (c)(ix) above) (collectively, a "Reorganization"), then, following such Reorganization, each holder of Class C Common shall receive upon conversion of such holder's Class C Common the kind and amount of securities, cash or other property that such holder of Class C Common would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holders of Class C Common, to the end that the provisions set forth in Article Fourth, Part III of this Certificate of Incorporation (including provisions with respect to changes in and other adjustments of the Class C Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the conversion of Class C Common.


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   (e)  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Class C Conversion Price pursuant to paragraph (c) or (d) above, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class C Common a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property issuable upon conversion of Class C Common and the Class C Conversion Price) and showing in detail the facts upon which such adjustment or readjustment is based.

   (f)  Rights of the Holders of Class C Common to Acquire Offered Securities.
(i) The Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Offered Securities (as such term is defined below), unless in each such case the Corporation shall have first complied with this paragraph (f). As used herein the term "Offered Securities" means (A) any Class A Common or Class D Common,
(B) any other equity securities of the Corporation, including, without limitation, Class C Common, (C) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Corporation, or
(D) any debt securities convertible into equity interests of the Corporation. The Corporation shall deliver to the holders of Class C Common an offer (the "Offer"), which shall (A) identify and describe the Offered Securities,
(B) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (C) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged, and
(D) offer to issue and sell to or exchange with the holders of Class C Common their Allocable Share. As used herein, the term "Allocable Share" means the pro rata portion of the Offered Securities of a holder of Class C Common determined by multiplying the number of Offered Securities by a fraction, the numerator of which is the aggregate number of shares of Class D Common held by such holder of Class C Common or issuable upon conversion of all Class C Common held by such holder or exercise of the Warrant then held by such holder and the denominator of which is the total number of shares of Class A Common and Class D Common then outstanding (giving effect to the conversion into Class D Common of all outstanding convertible securities and to the exercise of the Warrant).

  (ii) To accept an Offer, in whole or in part, a holder of Class C Common must deliver to the Corporation, on or prior to the date 30 days after the date of delivery of the Offer, a notice indicating the portion of such holder's Allocable Share that such holder elects to purchase (a "Notice of Acceptance").

 (iii) The Corporation shall have 90 days from the expiration of the period set forth in paragraph (f)(ii) to issue, sell or exchange all or any part of the Refused Securities, but only to the offerees or purchasers described in the Offer (if so described therein) and only upon terms and conditions (including, without limitation, share prices and interest rates) that are not more favorable, in the aggregate, to the acquiring person or persons or less favorable to the Corporation than those set forth in the Offer. As used herein, the term "Refused Securities" means those Offered Securities as to which a Notice of Acceptance has not been given by the holders of Class C Common.


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  (iv)  In the event the Corporation shall propose to sell less than all the
Refused Securities, then the holders of Class C Common may, at their sole option and in their sole discretion, reduce the number or amount of the Offered Securities specified in their Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the holders of Class C Common elected to purchase pursuant to paragraph (f)(ii) multiplied by a fraction (A) the numerator of which shall be the number or amount of Offered Securities the Corporation actually proposes to issue, sell or exchange and
(B) the denominator of which shall be the original amount of the Offered Securities. In the event that any holder of Class C Common so elects to reduce the number or amount of Offered Securities specified in such holder's Notice of Acceptance, the Corporation may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the holders of Class C Common in accordance with paragraph (f)(i).

   (v) Upon (A) the closing of the issuance, sale or exchange of all or less than all of the Refused Securities or (B) such other date agreed to by the Corporation and holders of Class C Common, the holders of Class C Common shall acquire from the Corporation, and the Corporation shall issue to such holders, the number or amount of Offered Securities specified in their Notice of Acceptance, as reduced pursuant to paragraph (f)(iv) if the holders of Class C Common have so elected, upon the terms and conditions specified in the Offer.

  (vi) The purchase by the holders of Class C Common of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Corporation and the holders of Class C Common of a purchase agreement relating to such Offered Securities, reasonably satisfactory in form and substance to the holders of Class C Common and their counsel.

 (vii) Any Offered Securities not acquired by the holders of Class C Common or other persons in accordance with paragraph (f)(iii) may not be issued, sold or exchanged until they are again offered to the holders of Class C Common under the procedures specified in paragraph (f).

(viii) The rights of the holders of Class C Common under this paragraph (f) shall not apply to:

         (A)   any subdivision or combination of any class of Common Stock;

         (B)   the issuance of Class D Common upon any conversion of Class C
     Common;

         (C) the issuance of securities solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation of all or substantially all of the stock or assets of any other entity;

         (D) the issuance of Common Stock in an Initial Public Offering (as such term is defined in paragraph (g) below); or

         (E) the issuance of Class C Common or other equity interests pursuant to Section 6 of the Subscription Agreement or the exercise of the Warrant.


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   (g)  Conversion; Termination.  The rights of the holders of Class C Common under paragraph (f) shall not be affected by the conversion of Class C Common into Class D Common, but, in any event, such rights shall terminate upon the earlier of the closing of a Sale Transaction and the closing of an Initial Public Offering. As used herein, the term "Sale Transaction" shall mean (A) a merger or consolidation in which (1) the Corporation is a constituent party, or
(2) a subsidiary of the Corporation is a constituent party and the Corporation issues its equity securities pursuant to such merger or consolidation, except in the case of either clause (1) or (2) any such merger or consolidation involving the Corporation or a subsidiary of the Corporation in which the equity securities of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, more than 50% of the equity interests of (x) the surviving or resulting entity or (y) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent of such surviving or resulting entity; (B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or a subsidiary of the Corporation of all or substantially all the assets of the Corporation and the subsidiaries of the Corporation, taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation); or (C) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Corporation of more than 50% of the then outstanding equity interests of the Corporation to any person or entity or group of affiliated persons or entities. As used herein, the term "Initial Public Offering" shall mean the initial issuance of Common Stock by the Corporation in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

   (h) Future Special Voting Rights of Class C Common. At any time that Merrill Lynch shall hold at least 25% of the fully-diluted equity of the Corporation, the Corporation shall not take any of the following actions without obtaining either the prior written consent or the written ratification of the holders of a majority of the issued and outstanding shares of Class C Common:

         (i) the sale or disposition of all or a significant portion of the business of the Corporation;

        (ii)   the dissolution of the Corporation; or

       (iii) except as provided in Article VII of the bylaws of the Corporation, allow any transfer of any shares of capital stock of the Corporation by a stockholder of the Corporation.

   (i) Required Consents of Merrill Lynch. So long as Merrill Lynch owns any shares of stock in the Corporation, the Corporation shall not take any of the following actions without obtaining either the prior written consent or the written ratification of Merrill Lynch:

         (i) any loan from the Corporation to a stockholder of the Corporation or such stockholder's affiliates;

        (ii) enter into any transaction that is, at the time such transaction is entered into, a "listed transaction" within the meaning of the U.S. Treasury regulations promulgated under section 6011 of the Internal Revenue Code of 1986, as amended;

       (iii) participate in a reportable transaction described in the U.S. Treasury regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended; or

        (iv) issue or obligate itself to issue any options to purchase shares of Class B Common on or after January 1, 2008, in excess of 2,500,000 shares.

   (j)   Reports and Statements.  So long as Merrill Lynch owns any stock in the
Corporation:

         (i) Within 90 days after the end of each fiscal year of the Corporation, the Corporation shall, at the expense of the Corporation, cause to be delivered to Merrill Lynch such financial statements and such other information as the Corporation believes to be necessary for Merrill Lynch to be advised of the financial status and results of operations of the Corporation.

        (ii) The Corporation shall report to Merrill Lynch any significant development materially adversely affecting the Corporation, its business, property or assets, as soon as practicable following the occurrence of such development.

       (iii) By the twentieth of the first calendar month in each quarter of the fiscal year, the Corporation shall provide to Merrill Lynch an operating statement for the Corporation. The operating statements shall set forth all receipts and expenditures of the Corporation for the prior quarter of the fiscal year, a comparison of such receipts and expenditures with those of the comparable quarter in the prior fiscal year, and an explanation of each item which varies 5% or more from the prior period.

   (k) Covenants. So long as any Class C Common are outstanding (or, if sooner, until the earlier of the closing of a Sale Transaction and the closing of an Initial Public Offering), the Corporation covenants and agrees that it will perform and observe the following covenants and provisions and will cause each subsidiary of the Corporation to perform and observe such of the following covenants and provisions as are applicable to such subsidiary:

         (i)   Inspection and Observation.

              (a) The Corporation shall permit Merrill Lynch, or any authorized representative thereof, to visit and inspect the properties of the Corporation, including its business and financial records, and to discuss its business and finances with officers of the Corporation to the extent reasonably related to the business of the Corporation, during normal business hours following reasonable notice and as often as may be reasonably requested.

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              (b)   The Corporation will permit Merrill Lynch, or any authorized representative thereof, to attend all meetings of the board of directors of the Corporation as an observer, and shall provide Merrill Lynch with such notice and other information with respect to such meetings as are delivered to the members of the board of directors of the Corporation. The out-of-pocket expenses incurred by such observer in attending such meetings shall be for the account of Merrill Lynch, and the Corporation may require such observer to sign a confidentiality agreement to preserve the Corporation's proprietary information.

              (c) Merrill Lynch shall have the right (in addition to its observer rights pursuant to clause (b) above) to designate one member of the board of directors of the Corporation in the event Merrill Lynch shall have exercised the Warrant and for so long as Merrill Lynch shall continue to hold the Class C Common held on January 1, 2008 (or the Class D Common into which such Class C Common is convertible). Merrill Lynch shall be entitled to so designate an additional board member in the event Merrill Lynch shall or shall have purchased an additional 10% interest in the fully-diluted equity of Merrill Lynch pursuant to Section 6 of the Subscription Agreement and for so long as Merrill Lynch shall continue to hold the Class C Common held on January 1, 2008 (or the Class D Common into which such Class C Common is convertible). If it is the practice to reimburse non-employee members of the board of the Corporation for out-of-pocket expenses incurred in attending board or committee meetings, the designees of Merrill Lynch shall be entitled to the same rights of reimbursement.

        (ii)   Financial Statements and Other Information.

              (a) Provided Merrill Lynch is then a stockholder of the Corporation, the Corporation shall deliver to Merrill Lynch:

                   (i) within 90 days after the end of each fiscal year of the Corporation, an audited balance sheet of the Corporation as at the end of such year and audited statements of income and of cash flows of the Corporation for such year, with comparable statements for the prior fiscal year, certified by certified public accountants of established national reputation selected by the Corporation, and prepared in accordance with generally accepted accounting principles consistently applied; and

                  (ii) within 45 days after the end of each fiscal quarter of the Corporation (other than the fourth quarter), an unaudited balance sheet of the Corporation as at the end of such quarter, and unaudited statements of income and of cash flows of the Corporation for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter, with comparable statements for the prior fiscal year;

                 (iii) such other notices, information and data with respect to the Corporation as the Corporation delivers to any other stockholders in the Corporation at the same time it delivers such items to such stockholders; and

                  (iv) with reasonable promptness, such other information and data reasonably related to business of the Corporation as Merrill Lynch may from time to time reasonably request.

              (b) The foregoing financial statements shall be prepared on a consolidated basis if the Corporation then has any subsidiaries. The financial statements delivered pursuant to clause (ii) of paragraph
          (a) shall be accompanied by a certificate of the chief financial officer of the Corporation stating that such statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as noted) and fairly present the financial condition and results of operations of the Corporation at the date thereof and for the periods covered thereby.

       (iii) Registration Rights. The Corporation shall not, without the consent of Merrill Lynch, enter into any agreement with any other stockholder or prospective stockholder of the Corporation that grants such stockholder or prospective stockholder rights to include his, her or its stock in the Corporation in any registration statement filed by the Corporation with the Securities and Exchange Commission for a public offering and sale of securities of the Corporation, unless such rights are extended on substantially equivalent terms to Merrill Lynch.

                                  ARTICLE FIFTH

     Stockholders Meetings. Meetings of stockholders may be held within or without the State of Delaware as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

                                  ARTICLE SIXTH

     The name and mailing address of the sole incorporator are as follows:

                      NAME                       MAILING ADDRESS

          Fixed Income Securities, L.P.      18925 Base Camp Road
                                             Monument, Colorado  80132

                                 ARTICLE SEVENTH

     Board of Directors. (a) Subject to change as provided in paragraph (b) below, the initial number of directors constituting the board of directors of the Corporation shall be eight (8). The names of the initial directors are as follows:


        Scott I. Colyer          18925 Base Camp Road
                                 Monument, Colorado  80132


        Lisa A. Colyer           18925 Base Camp Road
                                 Monument, Colorado  80132


        James R. Costas          18925 Base Camp Road
                                 Monument, Colorado  80132


    Christopher T. Genovese      330 South Service Road, Suite
                                 130
                                 Melville, New York  11747


        Randal J. Pegg           18925 Base Camp Road
                                 Monument, Colorado  80132


         Scott Roberg            18925 Base Camp Road
                                 Monument, Colorado  80132


          Jack Simkin            7220 Trade Street, Suite 310
                                 San Diego, California  92121


        Andrew Williams          5 Vaughn Drive, Suite 119
                                 Princeton, New Jersey  08540


   (b) The number of directors constituting the board of directors of the Corporation shall be such as may from time to time be fixed by, or in the manner provided in, the bylaws of the Corporation.

   (c) Election of directors need not be by ballot, unless the bylaws so provide.

   (d) In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

         (i)   to make, alter or repeal any bylaws of the Corporation; and

        (ii) to exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation and the bylaws of the Corporation.

                                 ARTICLE EIGHTH

     Perpetual Existence.  The Corporation shall have perpetual existence.

                                  ARTICLE NINTH

     Indemnification. Without limiting in any manner any power of the Corporation conferred by statute, each person who is or was a director or officer of the Corporation may be indemnified by the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it may be in effect from time to time, against any liability, cost or expense incurred by him or her in his or her capacity as a director or officer of the Corporation or arising out of his or her status as a director or officer of the Corporation.

                                  ARTICLE TENTH

     Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware, as it may be in effect from time to time. Notwithstanding any other provision of this Certificate of Incorporation, no amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                ARTICLE ELEVENTH

     Amendments. Subject to the requirements of Part III of Article Fourth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of Delaware, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

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                                 ARTICLE TWELFTH

     Other Activities. A stockholder of the Corporation may engage or possess an interest in other business ventures of any nature and description, independently or with others, including, without limitation, businesses similar to the business of the Corporation, and neither the Corporation nor any of the other stockholders of the Corporation shall have any right by virtue of this Certificate of Incorporation in and to such other ventures or to the income or property derived therefrom.

                               ARTICLE THIRTEENTH

     Effective Date. This Certificate of Incorporation shall become effective on January 1, 2008.

     IN WITNESS WHEREOF, the undersigned, being the sole incorporator, has executed and delivered this Certificate of Incorporation for the uses and purposes herein set forth as of December 27, 2007.


                              FIXED INCOME SECURITIES, L.P., Sole Incorporator

                              By:STERLING MANAGEMENT, LLC
                                 General Partner, Fixed Income Securities, L.P.


                              By:  /S/ SCOTT COLYER
                                 ----------------------------------------------
                                 Scott Colyer
                                 President, Sterling Management, LLC







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